SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT


                  PURSUANT TO SECTION 13 OR 15 (d) OF THE

                       SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): October 28, 2003


                        EverTrust Financial Group, Inc.
          -----------------------------------------------------------
            (Exact name of registrant as specified in its charter)



      Washington                     0-26993                91-1613658
---------------------------       -------------        --------------------
State or other jurisdiction         Commission           (I.R.S. Employer
     of incorporation               File Number          Identification No.)


2707 Colby Avenue, Suite 600, Everett, Washington               98201
-------------------------------------------------             ---------
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number (including area code)  (425) 258-3645


                                  Not Applicable
-----------------------------------------------------------------------------
       (Former name or former address, if changed since last report)

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------

        (c)  Exhibits
             --------

             99.1    Press Release dated October 28, 2003.

Item 9. Regulation FD Disclosure
--------------------------------

On October 28, 2003, EverTrust Financial Group, Inc. issued its earnings
release for the quarter ended September 30, 2003.   A copy of the earnings
release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

The information being furnished under this "Item 9. Regulation FD Disclosure" is intended to be furnished under "Item 12. Disclosure of Results of Operations and Financial Condition."

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                              EVERTRUST FINANCIAL GROUP, INC.



DATE: October 28, 2003        By: /s/ Jeffrey R. Mitchell
                                  ------------------------------------------
                                  Jeffrey R. Mitchell
                                  Vice President and Chief Financial Officer

                                  Exhibit 99.1

    Press Release of EverTrust Financial Group, Inc. on October 28, 2003

FOR IMMEDIATE RELEASE                                   Contact:  Brad Ogura
                                               EverTrust Financial Group Inc.
                                                                425/258-0380


            EverTrust Financial Group Reports Second Quarter Results

October 28, 2003 -- Everett, WA -- EverTrust Financial Group, Inc. (Nasdaq:
EVRT) today reported net income of $1.3 million, or $0.26 per diluted share, for the quarter ended September 30, 2003. These earnings included an increase in the valuation allowance against a deferred tax asset that resulted in a charge of $450,000 to the Company's quarterly income tax expense. Excluding this charge, net earnings were $1.7 million or $0.35 per share diluted share. This compares to net income of $1.8 million, or $0.36 per diluted share, for the year-earlier quarter.

"The decreased earnings were principally caused by the $261.5 million of loan payoffs we experienced over the last two quarters due to unprecedented low interest rates," said Michael B. Hansen, EverTrust Financial Group chief executive officer. "We were faced with new challenges inherent in longer-term repricing and maturity characteristics that were well outside our interest rate risk tolerances, so we chose to endure the consequences of greater payoffs. We further exacerbated the problem with our deliberate efforts to reduce credit risk by shedding $21 million of loans that had fallen outside our credit risk tolerances as it became clearer that we were heading into a very difficult regional economy. We are now paying the short-term price for the strategy of voluntarily turning $21 million of loans earning 7% into excess cash earning less than 1% to maintain our credit quality; however, we believe this will ultimately result in increased long-term shareholder value."

STRONG LOAN PRODUCTION IN CHALLENGING ENVIRONMENT
Net interest income was $6.4 million for the quarter ended September 30, 2003 as compared to $6.6 million for the year-earlier quarter. Loans receivable, net, were $565.2 million at September 30, 2003, as compared to $600.2 million, net, at March 31, 2003 (the Company's fiscal year-end). "It is difficult to predict how long this unprecedented level of loan payoffs will continue," said Jeffrey R. Mitchell, EverTrust Financial Group chief financial officer. Loan originations, primarily commercial real estate, remained strong at $139.7 million for the quarter as compared to $107.0 million for the quarter ended June 30, 2003. Production is expected to continue in the $100 million range in the next quarter based on current pipeline projections. Loans held for sale were $508,000 at September 30, 2003 as compared to $4.8 million at March 31, 2003, with the decrease reflecting a sharp slowdown in 1-4 family refinancing activity caused by the upward movement in mortgage interest rates late in the quarter. "Single family mortgage lending has not been a key component of our business plan, nor a significant contributor to our net income and overhead," said Mr. Mitchell.

The net interest margin for the quarter ended September 30, 2003 was 3.65% as compared to 3.96% in the year-earlier quarter and 3.83% for the quarter ended June 30, 2003. Margin compression, while not unanticipated, was exacerbated by a combination of the decline in average loans outstanding of $33 million during the quarter and the resulting increase in average cash and investments which provided much lower yields. The average loan yield and margin would have been approximately 15 basis points lower than reported for the quarter absent the exceptional amount of earned loan fees from payoffs.

LOAN LOSS RESERVE REMAINS CONSTANT
For the quarter ended September 30, 2003, as with the year-earlier quarter, the Company made no additional provision for loan losses primarily because of lack of growth in loans receivable and the absence of negative factors used to analyze the level of the loan loss reserve. As a percent of gross loans receivable, the allowance for the loan losses was 1.52% at September 30, 2003, compared to 1.46% at March 31, 2003. Total nonperforming assets at September 30, 2003 were 0.10% of total assets, compared to 0.03% of total assets at both June 30, 2003 and March 31, 2003.

GROWTH DRIVEN BY KING COUNTY FOCUS
Total deposits at September 30, 2003 were $542.4 million as compared to $508.3 million at March 31, 2003. At September 30, 2003 the deposit mix included 51% fixed-rate certificates of deposit, 28% money market accounts, with the remainder from noninterest bearing accounts, savings accounts and demand deposit accounts. As a result of the Company's focus on building core deposits, transaction accounts have increased a net $12.2 million from the previous quarter, and a net $21.1 million from March 31, 2003. Total deposits since March 31, 2003 are up at an annualized rate of 13%, largely a result of concentrated efforts and success in the King County market. "Here again we pay a price for increasing our long-term franchise value with new deposit relationships by paying more than the low rate of return we currently earn on excess cash investments," said Mr. Hansen.

EverTrust Bank's Private Client Group, which includes its business bankers, private bankers as well as wealth management principals, generated $18.6 millions in deposits and $14.4 million in loans and grew assets under management to $140 million for the quarter. Loans outstanding for this group were unchanged for the quarter, which was partially attributable to efforts designed to rebalance the business banking portfolio toward the desired target market and risk profile.

Noninterest income was $1.5 million for the quarter ending September 30, 2003 as compared to $1.4 million for the quarter one-year earlier. "We expect loan sale gains for the remainder of the fiscal year to decrease from the prior year level as a result of the slowdown in refinance activity," said Mr. Mitchell, "while asset management fees generated by the Company's wealth management unit and brokered loan fees from the commercial mortgage banking operation are expected to continue to increase over the next two quarters."

NONINTEREST EXPENSE DOWN SLIGHTLY; VALUATION ALLOWANCE INCREASES TAX EXPENSE Noninterest expense for the current quarter was $5.2 million as compared to $5.5 million for the year-earlier period with the decrease primarily due to lower compensation costs and other expenses. The number of employees was less than anticipated during the current quarter, but is expected to increase in the coming quarters as open positions are filled. The efficiency ratio was 65.39% for the quarter compared to 62.25% in the prior quarter and 68.32% in the year-earlier quarter. The increase in the efficiency ratio from the prior quarter was a function of lower interest revenues, even though the dollar amount of expenses were down slightly for the quarter.

The deferred tax asset being written down was generated from contributions EverTrust Financial Group made in fiscal 1999 and 2000 to the Company's charitable foundation. The annual federal income tax deduction for charitable contributions is limited to 10% of taxable income per year, and any unused amount of the deduction can be carried forward for a period of up to five years after the contribution is made. "The original projections to fully utilize the deduction were based in great part upon at least one acquisition which would have generated substantial new taxable income," said Mr. Hansen. "Subsequent years unfortunately produced a merger-and-acquisition market that was almost nonexistent; therefore, we chose to be far more aggressive in repurchasing our stock than originally planned. While the $58.9 million of stock repurchases were accretive to EPS, it eliminated that amount of earning assets that would have generated taxable income and thereby reduced the allowable deductions. Since the carry-forward period for this deduction expires in 18 months, we believed it was prudent to take this charge now."

SHARE REPURCHASES MINIMAL
During the quarter EverTrust Financial Group repurchased 5,100 shares of its common stock at an average price of $25.04 per share. Under the current stock repurchase plan, authorization for the repurchase of 393,650 shares remains. At September 30, 2003, there were 4,836,929 shares outstanding. At September 30, 2003, EverTrust Financial Group's total assets were $734.6 million as compared to $706.2 million at March 31, 2003. Total equity at September 30, 2003 was $94.1 million (book value of $19.45 per share) compared to total equity of $91.7 million at March 31, 2003.

RESOURCES REDEPLOYED TO CREATE NEW EFFICIENCIES
In September 2003 the Company completed the closure of one of its Arlington, WA branches (Smokey Point), a move designed to improve the efficiency of branch operations. While temporary savings will result from the consolidation, the Company expects to eventually redeploy these resources to enhance operations in key market areas. In addition, during the quarter EverTrust Bank opened a loan production office in Portland, OR which is part of the Bank's Commercial Real Estate Group.

GOALS REMAIN UNCHANGED
"We are not revising the goals we set in our 2003 annual report and consider these quarterly results a challenge to our operating plan," said Mr. Hansen. Earnings per share, not including the increase in income tax expense, were down from one-year ago and from the June 30, 2003 quarter. Noninterest income as a percentage of net revenue (net interest income plus noninterest income) was 18.7% which was ahead of plan. The return on equity was 7.42% for the quarter excluding the income tax charge, which is unchanged from one-year ago but down from the prior quarter. "The earnings issue centered on the lack of loan portfolio growth is clearly defined," continued Mr. Hansen, "and in the next one-to-two quarters, barring any significant prepayments, we anticipate rebuilding the loan portfolio without undue credit or interest rate risk."

EverTrust Financial Group is a diversified financial services holding company (regulated by the Federal Reserve) that serves the Puget Sound region of Washington State through its EverTrust Bank of Washington branches in Seattle, Bellevue, and Snohomish County; Commercial Mortgage Banking Group office in Tacoma, EverTrust Asset Management office in Seattle, and a loan production office in Portland, OR.

For additional information, visit EverTrust Financial Group at www.EVRTonline.com.

FORWARD-LOOKING STATEMENTS Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from these suggested, expressed, or implied by forward looking statements due to a wide range of factors including, but not limited to, interest rate fluctuations, changes in residential mortgage patterns, economic conditions both nationally and in the Company's local market areas, success of new products, non-bank financial services providers, regulatory changes, and other risks detailed in the Company's reports, particularly the Form 10-K filed with the Securities and Exchange Commission.


                               -financial tables follow-

EVERTRUST FINANCIAL GROUP, INC. - Key Financial Ratios
                 (Unaudited)

                                     Three Months            Six Months
                                   Ended September 30,   Ended September 30,
                                     2003       2002      2003       2002
                                    ------     ------    ------     ------

Performance Ratios:
Return on average assets (1)         0.71%      1.06%     0.91%      1.02%
Return on average equity (2)         5.48%      7.80%     6.94%      7.42%
Equity-to-assets ratio (3)          13.00%     13.60%    13.04%     13.76%
Interest rate spread (4)             3.27%      3.47%     3.39%      3.55%
Net interest margin (5)              3.65%      3.96%     3.78%      4.05%
Average interest-earning assets
 to average interest-bearing
 liabilities                       115.42%    123.53%   115.28%    116.73%
Other operating expenses as a
 percent of average total assets     2.83%      3.23%     2.87%      3.24%
Efficiency ratio (6)                65.39%     68.32%    63.78%     68.38%
Non interest income as a percent
 of net revenue                     18.70%     17.72%    19.22%     16.01%

Asset Quality Ratios:
Nonaccrual and 90 days or more
 past due loans as a percent of
 total loans, net                    0.13%      0.06%
Nonperforming assets as a percent
 of total assets                     0.10%      0.05%
Allowance for losses as a percent
 of gross loans receivable           1.52%      1.54%
Allowance for loan losses as a
 percent of nonperforming loans   1179.73%   2694.86%
Net charge-offs (recoveries) to
 average outstanding loans           0.06%      0.01%     0.07%      0.02%

-------------------
(1) Net earnings divided by average total assets.
(2) Net earnings divided by average equity.
(3) Average equity divided by average total assets.
(4) Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5) Net interest income as a percentage of average interest-earning assets.
(6) Total other operating expenses divided by total net interest income (on a tax-equivalent basis) before provision for loan losses plus total other operating income.


Allowance for Loan Losses:

                                           Quarter Ended
                         09/30/03   06/30/03   03/31/03   12/31/02   09/30/02
                         --------   --------   --------   --------   --------
Allowance at beginning
 of period               $ 9,086    $ 8,979    $ 9,036     $ 8,857   $ 8,917
Provision for loan losses      0        175          0         200         -
Charge-offs                 (353)       (73)       (57)        (21)      (60)
Recoveries                    14          5          -           -         -
                         -------    -------    -------     -------   -------
   Balances at end of
    period               $ 8,747    $ 9,086    $ 8,979     $ 9,036   $ 8,857
                         =======    =======    =======     =======   =======

                           EverTrust Financial Group, Inc.
                  Consolidated Statements of Financial Condition
                       September 30, 2003 and March 31, 2003

                           (Dollar amounts in thousands)

                                                September 30,    March 31,
                                                    2003           2003
                                                --------------------------
ASSETS                                                  (Unaudited)
------

Cash and cash equivalents, including interest
 bearing deposits of $69,753 and $27,415        $  84,654        $  37,259
Securities available for sale, amortized cost
 of $57,138 and $33,807                            57,508           34,167
Securities held to maturity, fair value of
 $3,628 and $3,999                                  3,464            3,800
Federal Home Loan Bank stock, at cost               6,502            6,334
Loans receivable, net of allowances of $8,747
 and $8,979                                       565,153          600,200
Loans held for sale, fair value of $509 and
 $4,813                                               508            4,755
Accrued interest receivable                         3,064            3,280
Premises and equipment, net                         8,427            9,074
Prepaid expenses and other assets                   5,273            7,294

                                                --------------------------
     Total Assets                               $ 734,553        $ 706,163
                                                ==========================

LIABILITIES AND EQUITY
----------------------

LIABILITIES:
  Deposit accounts                              $ 542,394        $ 508,269
  Federal Home Loan Bank advances and
   other borrowings                                91,308          100,984
  Accounts payable and other liabilities            6,774            5,215

                                                --------------------------
     Total Liabilities                            640,476          614,468

COMMITMENTS AND CONTINGENCIES

EQUITY:
  Common stock - no par value, 49,000,000
   shares authorized, 4,836,929 shares and
   4,834,779 shares outstanding at September
   30, 2003 and  March 31, 2003, respectively      30,600           30,613
  Employee Stock Ownership Plan (ESOP) debt          (396)            (396)
  Retained earnings                                64,497           62,542
  Shares held in trust for stock-related
   compensation plans                                (868)          (1,301)
  Accumulated other comprehensive income              244              237

                                                --------------------------
     Total Equity                                  94,077           91,695
                                                --------------------------

Total Liabilities and Equity                    $ 734,553        $ 706,163
                                                ==========================

Book value per common share                     $   19.45        $   18.97

EverTrust Financial Group, Inc.
Consolidated Statements of Operations
For the Three and Six Months Ended September 30, 2003 and 2002
(Dollar amounts in thousands, except per share amounts)

                                Three Months Ended       Six Months Ended
                                    September 30,          September 30,
                                  2003        2002       2003        2002
                             ----------   ----------  ----------  ----------
                                      (Unaudited)            (Unaudited)
INTEREST INCOME:

  Loans receivable           $   10,056   $   10,658  $   20,562  $   21,467
  Investment securities:
    Taxable interest income         508          730         950       1,465
    Tax-exempt interest income       41           53          84         112
    Dividend income                  86          100         172         199
                             -----------------------  ----------------------
      Total investment
       security income              635          883       1,206       1,776
                             -----------------------  ----------------------
      Total interest income      10,691       11,541      21,768      23,243
INTEREST EXPENSE:
  Deposit accounts                3,064        3,474       6,161       6,910
  Federal Home Loan Bank
   advances and other
   borrowings                     1,240        1,481       2,525       2,996
                             -----------------------  ----------------------
      Total interest expense      4,304        4,955       8,686       9,906
                             -----------------------  ----------------------
      Net interest income         6,387        6,586      13,082      13,337
PROVISION FOR LOAN LOSSES             -            -         175         190
                             -----------------------  ----------------------
      Net interest income
       after provision for
       loan losses                6,387        6,586      12,907      13,147
NONINTEREST INCOME:
  Loan service fees                 644          605       1,339       1,096
  Gain on sale of securities          -           49           2          49
  Gain on sale of loans             158          161         459         298
  Other, net                        667          603       1,313       1,099
                             -----------------------  ----------------------
      Total noninterest
       income                     1,469        1,418       3,113       2,542
                             -----------------------  ----------------------
NONINTEREST EXPENSES:
  Salaries and employee
   benefits                       2,984        3,123       6,136       6,144
  Occupancy and equipment           742          783       1,452       1,587
  Information processing costs      382          363         758         720
  Other, net                      1,043        1,218       2,010       2,447
                             -----------------------  ----------------------
      Total noninterest
       expenses                   5,151        5,487      10,356      10,898
                             -----------------------  ----------------------
      Earnings before federal
       income taxes               2,705        2,517       5,664       4,791
FEDERAL INCOME TAXES              1,408          713       2,402       1,356
                             -----------------------  ----------------------
NET INCOME                   $    1,297   $    1,804  $    3,262  $    3,435
                             =======================  ======================

Net income per common share -
  basic                      $     0.28   $     0.38  $     0.70  $     0.72
                             =======================  ======================
Net income per common share -
 diluted                     $     0.26   $     0.36  $     0.65  $     0.68
                             ==========   ==========  ==========  ==========

Weighted average shares
 outstanding - basic          4,661,763    4,722,660   4,661,109   4,762,305
Weighted average shares
 outstanding - diluted        4,963,722    5,035,388   4,986,237   5,060,915

Dividends paid per share     $    0.150   $    0.115  $    0.270  $    0.230


EverTrust Financial Group, Inc.
Yield and Margin Calculations (in thousands)
For the Three Months Ended September 30, 2003 and 2002


                                                        Three Months Ended September 30,
                                    ------------------------------------------------------------------
                                                    2003                               2002
                                    --------------------------------     -----------------------------
                                                  Interest                           Interest
                                     Average        and       Yield/     Average       and       Yield/
                                     Balance     Dividends     Cost      Balance     Dividends    Cost
                                    ---------    ---------    ------     --------    ---------    ----
                                                             (Dollars in Thousands)
Interest-earning assets:
  Loans receivable, net (1)         $ 584,289   $ 10,056      6.88%     $ 583,167    $ 10,658     7.31%
  Investment securities                52,444        417      3.18%        48,231         678     5.62%
  Federal Home Loan Bank stock          6,418         85      5.30%         6,036          91     6.03%
  Cash and cash equivalent             57,472        133      0.93%        27,286         114     1.67%
                                    --------------------------------    ------------------------------
   Total interest-earning assets      700,623     10,691      6.10%       664,720      11,541     6.95%
                                                ------------------                   -----------------

Noninterest-earning assets             27,699                              15,424
                                    ---------                           ---------

   Total average assets             $ 728,322                           $ 680,144
                                    =========                           =========

Interest-bearing liabilities:
  Savings accounts                  $  12,612   $     24      0.76%     $  11,430    $     39     1.36%
  Checking accounts                    79,308        214      1.08%        57,485         214     1.49%
  Money market deposit accounts       141,908        485      1.37%       126,968         656     2.07%
  Time deposits                       279,079      2,341      3.36%       255,793       2,565     4.01%
                                    --------------------------------    ------------------------------
   Total deposits                     512,907      3,064      2.39%       451,676       3,474     3.08%
  Borrowings                           94,088      1,240      5.27%       118,075       1,481     5.02%
                                    --------------------------------    ------------------------------
   Total interest-bearing
    liabilities                       606,995      4,304      2.84%       569,751       4,955     3.48%
                                                ------------------                   -----------------

Noninterest-bearing liabilities        26,669                              17,863
                                    ---------                           ---------

   Total average liabilities          633,664                             587,614

Average equity                         94,658                              92,530
                                    ---------                           ---------

   Total liabilities and equity     $ 728,322                           $ 680,144
                                    =========                           =========

Net interest income                             $  6,387                             $  6,586
                                                ========                             ========

Interest rate spread                                          3.27%                               3.47%
                                                              ====                                ====

Net interest margin                                           3.65%                               3.96%
                                                              ====                                ====

Ratio of average interest-earning
 assets to average interest-bearing
 liabilities                                      115.42%                             123.53%
                                                  ======                              ======

--------------------
(1) Average loans receivable includes non-performing loans.  Interest income does not include interest on loans 90 days or more past due.



EverTrust Financial Group, Inc.
Yield and Margin Calculations (in thousands)
For the Six Months Ended September 30, 2003 and 2002

                                                        Six Months Ended September 30,
                                    ------------------------------------------------------------------
                                                    2003                               2002
                                    --------------------------------     -----------------------------
                                                  Interest                           Interest
                                     Average        and       Yield/     Average       and       Yield/
                                     Balance     Dividends     Cost      Balance     Dividends    Cost
                                    ---------    ---------    ------     --------    ---------    ----
                                                             (Dollars in Thousands)
Interest-earning assets:
  Loans receivable, net (1)         $ 593,956    $ 20,562      6.92%     $ 585,458    $ 21,467     7.33%
  Investment securities                48,411         815      3.37%        51,673       1,467     5.68%
  Federal Home Loan Bank stock          6,374         168      5.27%         5,992         180     6.01%
  Cash and cash equivalent             44,296         223      1.01%        15,407         129     1.67%
                                    --------------------------------     ------------------------------
   Total interest-earning assets      693,037      21,768      6.28%       658,530      23,243     7.06%
                                                 ------------------                   -----------------

Noninterest-earning assets             27,725                               14,437
                                    ---------                            ---------

   Total average assets             $ 720,762                            $ 672,967
                                    =========                            =========

Interest-bearing liabilities:
  Savings accounts                  $  12,674    $     50      0.79%     $  11,323    $     78     1.38%
  Checking accounts                    74,825         408      1.09%        54,519         396     1.45%
  Money market accounts               137,392         977      1.42%       127,628       1,351     2.12%
  Time deposits                       279,210       4,726      3.39%       249,202       5,085     4.08%
                                    --------------------------------     ------------------------------
   Total deposits                     504,101       6,161      2.44%       442,672       6,910     3.12%
  Borrowings                           97,063       2,525      5.20%       121,474       2,996     4.93%
                                    --------------------------------     ------------------------------
   Total interest-bearing
    liabilities                       601,164       8,686      2.89%       564,146       9,906     3.51%
                                                 ------------------                   -----------------

Noninterest-bearing liabilities        25,600                               16,247
                                    ---------                            ---------

   Total average liabilities          626,764                              580,393

Average equity                         93,998                               92,574
                                    ---------                            ---------

   Total liabilities and equity     $ 720,762                            $ 672,967
                                    =========                            =========

Net interest income                              $ 13,082                             $ 13,337
                                                 ========                             ========
Interest rate spread                                           3.39%                               3.55%
                                                               ====                                ====
Net interest margin                                            3.78%                               4.05%
                                                               ====                                ====
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities                                       115.28%                              116.73%
                                                   ======                               ======

-------------------
(1) Average loans receivable includes non-performing loans.  Interest income does not include interest on loans 90 days or more past due.
